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                                                                     Exhibit 8.1

                    [Thacher Proffitt & Wood LLP Letterhead]

                                                       ___________________, 2005

Hudson City, MHC
Hudson City Bancorp, Inc.
Hudson City Savings Bank
100 West Century Road
Paramus, New Jersey 07652

Ladies and Gentlemen:

     You have asked our opinion regarding certain federal income tax consequences of the proposed conversion and reorganization of Hudson City, MHC from a mutual holding company structure to a stock holding company structure, pursuant to the Amended and Restated Plan of Conversion and Reorganization among Hudson City, MHC, a New Jersey chartered mutual holding company, Hudson City Bancorp, Inc., a Delaware corporation ("Hudson City Bancorp") and Hudson City Savings Bank, a federal savings bank and wholly owned subsidiary of Hudson City Bancorp ("Hudson City Savings"), amended and restated as of February 22, 2005 (the "Plan"). We are rendering this opinion pursuant to filing requirements for applications for conversions to stock form as set forth in applicable regulations promulgated by the Office of Thrift Supervision ("OTS") and the OTS Application Handbook and pursuant to Section 5.07 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have assumed that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

     Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law:

     (1) the conversion of Hudson City, MHC from a New Jersey chartered mutual holding company to a federally chartered mutual holding company will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Hudson City Bancorp or Hudson City, MHC by reason of such conversion;

     (2) the merger of Hudson City, MHC into Hudson City Bancorp will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal
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Hudson City, MHC
Hudson City Bancorp, Inc.
Hudson City Savings Bank

__________ __, 2005

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          Revenue Code, and no gain or loss will be recognized by Hudson City
          Bancorp, Hudson City, MHC, or Hudson City Savings by reason of such merger;

     (3) no gain or loss will be recognized by the current stockholders of Hudson City Bancorp upon the receipt of shares of common stock of Hudson City Bancorp pursuant to the Stock Split, except to the extent of any cash received in lieu of a fractional share interest in Hudson City Bancorp;

     (4) the aggregate tax basis of the shares of the Hudson City Bancorp common stock held by the current stockholders of Hudson City Bancorp after the Stock Split will be equal to the aggregate tax basis of Hudson City Bancorp common stock held immediately before the Stock Split, reduced by the basis allocable to a fractional share interest in Hudson City Bancorp for which cash is received.

     (5) the holding period of the shares of the Hudson City Bancorp common stock to be received by the current stockholders of Hudson City Bancorp in the Stock Split will include the holding period of the shares of Hudson City Bancorp common stock held immediately before the Stock Split, provided that the Hudson City Bancorp common stock was held as a capital asset on the date of the Stock Split;

     (6) a holder of shares of Hudson City Bancorp who receives cash in lieu of a fractional share of Hudson City Bancorp common stock in the Stock Split will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's tax basis of the shares of Hudson City Bancorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the Stock Split, and will be long-term capital gain or loss if such holder's holding period in the shares of Hudson City Bancorp common stock is more than one year on the date of the Stock Split;

     (7) no gain or loss will be recognized by Hudson City Bancorp upon the sale of shares of common stock in the Offerings;

     (8) no gain or loss will be recognized by members of Hudson City, MHC upon the issuance to them of interests in the liquidation account in Hudson City Bancorp pursuant to the merger of Hudson City, MHC into Hudson City Bancorp;

     (9) it is more likely than not that the fair market value of the nontransferable Subscription Rights to purchase shares of common stock of Hudson City Bancorp to be issued to Eligible Account Holders and Supplemental Eligible Account Holders is zero and, accordingly, that no income will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of Subscription Rights or upon the exercise of the Subscription Rights;
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Hudson City, MHC
Hudson City Bancorp, Inc.
Hudson City Savings Bank

__________ __, 2005

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     (10) it is more likely than not that the tax basis to the holders of shares of Hudson City Bancorp common stock purchased in the Offerings pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Offerings; and

     (11) the holding period for shares of common stock of Hudson City Bancorp purchased in the Syndicated Offering will begin on the day after the date of purchase.

     The opinions set forth in (9) and (10), above, are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Although the Internal Revenue Service ("IRS") will not issue rulings on whether subscription rights have a market value, we are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. We understand that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase common stock of Hudson City Bancorp at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of such common stock. Based on the foregoing, we believe that it is more likely than not (i.e., there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Reorganization or of any transaction related thereto or contemplated by the Plan. This opinion is given solely for the benefit of the Primary Parties, Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders who receive Subscription Rights, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms AC and H-(e)1-S filed with the OTS and as an exhibit to the Registration Statement on Form S-3 filed by Hudson City Bancorp with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the Prospectus, included in the Registration Statement on Form S-3, under the headings "The Conversion and the Stock Offering - Tax Aspects" and "Legal and Tax Opinions."

                                             Very truly yours,